EXHIBIT 99.1

Applied Industrial Technologies Reports Fiscal 2017
Second Quarter Results and Increases Dividend

Company Raises Low End of Previous Outlook

CLEVELAND, OHIO (January 26, 2017) - Applied Industrial Technologies (NYSE: AIT) today reported second quarter fiscal 2017 sales and earnings for the three months ended December 31, 2016.
Net sales for the quarter were $608.1 million, a decrease of 0.4% compared with $610.3 million in the same quarter a year ago. The overall sales decrease for the quarter is impacted by one less selling day which accounts for a 1.6% decline and unfavorable foreign currency translation of 0.5%, partially offset by a 1.3% increase from acquisition-related volume and 0.4% organic growth. Net income for the quarter was $24.1 million, or $0.61 per share, compared with $23.9 million, or $0.61 per share, in the second quarter of fiscal 2016.

For the six months ended December 31, 2016, sales were $1.23 billion, a decrease of 1.5% compared with $1.25 billion in the same period last year. Net income increased to $51.5 million from $48.2 million, and earnings per share increased 7.4% to $1.31 per share from $1.22 per share, last year.

Commenting on the results, Applied’s President & Chief Executive Officer Neil A. Schrimsher said, “Midway through our fiscal year, we are pleased with the continued operational enhancements and efficiencies throughout our organization. We are also encouraged by the improving sales per day developments and remain focused on expanding our capabilities with new and existing customers.”

Outlook
“Entering the second half of our fiscal year, we are narrowing our earnings per share and sales guidance by raising the lower-end of the ranges,” he added. The updated full-year fiscal 2017 earnings per share guidance is between $2.50 and $2.60 per share on a sales change of negative 2.0% to up 1.0%.

Dividend
The Company’s Board of Directors increased the quarterly cash dividend to $0.29 per common share, representing the eighth dividend increase since 2010 and a cumulative increase of more than 70% in the quarterly dividend over this period. The dividend is payable on February 28, 2017, to shareholders of record on February 15, 2017.

Mr. Schrimsher concluded, “We are committed to driving the growth and continued success of Applied, generating shareholder value through our business performance, strategic acquisitions and returning cash via share buybacks and dividends.”

Share Repurchases
During the quarter, the Company purchased 52,500 shares of its common stock in open market transactions for $2.4 million. Fiscal year to date, the Company has purchased 117,500 shares for a total of $5.5 million. At December 31, 2016, the Company had remaining authorization to purchase 1,495,000 additional shares.

Conference Call Information
Applied will host its quarterly conference call for investors and analysts at 10 a.m. ET on January 26, 2017. Neil A. Schrimsher - President & CEO, and Mark O. Eisele - CFO will discuss the Company's performance. To join the call, dial 1-800-630-0591 or 1-303-223-4384 (for International callers). A live audio webcast can be accessed online through the investor relations portion of the Company's website at www.applied.com. A replay of the call will be available for two weeks by dialing 1-800-633-8284 or 1-402-977-9140 (International) using passcode 21841674.

About Applied Industrial Technologies
Founded in 1923, Applied Industrial Technologies is a leading industrial distributor serving MRO and OEM customers in virtually every industry. In addition, Applied provides engineering, design and systems integration for industrial and fluid power applications, as well as customized mechanical, fabricated rubber and fluid power shop services. Applied also offers maintenance training and inventory management solutions that provide added value to its customers. For more information, visit www.applied.com.

This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. Forward-looking statements are often identified by qualifiers such as “guidance,” “will” and derivative or similar expressions. All forward-looking statements are based on current expectations regarding important risk factors including trends in the industrial sector of the economy, and other risk factors identified in Applied's most recent periodic report and other filings made with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by Applied or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, or otherwise.

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CONTACT INFORMATION

INVESTOR RELATIONS
Mark O. Eisele
Vice President - Chief Financial Officer & Treasurer
216-426-4417

CORPORATE & MEDIA RELATIONS
Julie A. Kho
Manager, Public Relations
216-426-4483

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Net Sales	$ 608,123	$ 610,346	$1,232,971	$1,252,250
Cost of sales	435,667	437,179	882,185	898,071
Gross Profit	172,456	173,167	350,786	354,179
Selling, distribution and administrative,
including depreciation	134,800	134,805	269,912	274,791
Operating Income	37,656	38,362	80,874	79,388
Interest expense, net	2,100	2,158	4,246	4,345
Other expense, net	(211)	55	(609)	1,059
Income Before Income Taxes	35,767	36,149	77,237	73,984
Income Tax Expense	11,682	12,202	25,781	25,746
Net Income	$ 24,085	$ 23,947	$ 51,456	$ 48,238
Net Income Per Share - Basic	$ 0.62	$ 0.61	$ 1.32	$ 1.22
Net Income Per Share - Diluted	$ 0.61	$ 0.61	$ 1.31	$ 1.22
Average Shares Outstanding - Basic	38,985	39,262	39,015	39,437
Average Shares Outstanding - Diluted	39,371	39,485	39,352	39,661

     NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1) Applied uses the last-in, first-out (LIFO) method of valuing U.S. inventory. An actual valuation of inventory under the LIFO method can only be made at the end of each year based on the inventory levels and costs at that time. Accordingly, interim LIFO calculations are based on management's estimates of expected year-end inventory levels and costs and are subject to the final year-end LIFO inventory determination.

(2) During the first quarter of fiscal 2017, we early adopted Accounting Standards Update No. 2016-09, Improvements to Employee Share-Based Payment Accounting. As part of this adoption, the condensed statement of consolidated cash flow for the six months ended December 31, 2015 has been restated resulting in an increase in net cash provided by operating activities and net cash used in financing activities of $0.9 million.

(3) During the first quarter of fiscal 2017, we adopted Accounting Standards Update No. 2015-03, simplifying the presentation of debt issue costs. The retrospective adoption of this standard resulted in the reclassification as of June 30, 2016 of unamortized debt issue costs of $0.1 million from other current assets to a reduction of current portion of long-term debt and $0.4 million from other assets to a reduction of long-term debt on the Company's condensed consolidated balance sheets.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	December 31,	June 30,
	2016	2016

Assets
Cash and cash equivalents	$ 62,857	$ 59,861
Accounts receivable, less allowances of $10,583 and $11,034	336,716	347,857
Inventories	349,020	338,221
Other current assets	33,839	35,582
Total current assets	782,432	781,521
Property, net	105,279	107,765
Goodwill	203,963	202,700
Intangibles, net	173,460	191,240
Deferred tax assets	12,424	12,277
Other assets	16,958	16,522
Total Assets	$ 1,294,516	$ 1,312,025

Liabilities
Accounts payable	$ 137,499	$ 148,543
Current portion of long-term debt	3,248	3,247
Other accrued liabilities	96,475	122,493
Total current liabilities	237,222	274,283
Long-term debt	323,940	324,583
Other liabilities	51,945	55,243
Total Liabilities	613,107	654,109
Shareholders' Equity	681,409	657,916
Total Liabilities and Shareholders' Equity	$ 1,294,516	$ 1,312,025

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(In thousands)

	Six Months Ended
	December 31,
	2016	2015

Cash Flows from Operating Activities
Net income	$ 51,456	$ 48,238
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization of property	7,487	8,010
Amortization of intangibles	12,331	12,325
Amortization of stock appreciation rights and options	1,180	939
(Gain) loss on sale of property	(1,581)	51
Other share-based compensation expense	1,278	954
Changes in assets and liabilities, net of acquisitions	(27,252)	(38,187)
Other, net	759	1,516
Net Cash provided by Operating Activities	45,658	33,846
Cash Flows from Investing Activities
Property purchases	(6,710)	(5,737)
Proceeds from property sales	2,648	194
Acquisition of businesses, net of cash acquired	0	(23,250)
Net Cash used in Investing Activities	(4,062)	(28,793)
Cash Flows from Financing Activities
Net borrowings under revolving credit facility	1,000	18,000
Long-term debt borrowings	0	125,000
Long-term debt repayments	(1,695)	(97,006)
Purchases of treasury shares	(5,478)	(27,767)
Dividends paid	(21,893)	(21,369)
Excess tax benefits from share-based compensation	0	49
Acquisition holdback payments	(7,069)	(10,614)
Taxes paid for shares withheld for equity awards	(2,081)	(903)
Exercise of stock appreciation rights and options	195	264
Net Cash used in Financing Activities	(37,021)	(14,346)
Effect of Exchange Rate Changes on Cash	(1,579)	(4,543)
Increase (decrease) in cash and cash equivalents	2,996	(13,836)
Cash and cash equivalents at beginning of period	59,861	69,470
Cash and Cash Equivalents at End of Period	$ 62,857	$ 55,634